Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT , effective as of the 11 th day of January, 2005, by and between Mercantile Bankshares Corporation (“Mercshares”) and Mercantile-Safe Deposit and Trust Company (“Merc-Safe”), both corporations of the State of Maryland, Two Hopkins Plaza, Baltimore, Maryland 21201, hereinafter collectively referred to as “Employer,” and Jay M. Wilson, hereinafter referred to as “Executive.”

WHEREAS, Employer is engaged in the banking, trust and investment management business, and Executive has special skills and talents in that business; and

WHEREAS, Employer has employed Executive on the terms provided herein, and Executive, in turn, has accepted full-time employment with Employer according to such terms.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the parties do hereby agree as follows:

1.    Offices of Executive . Executive will serve as Vice Chairman of Mercshares, and Chairman and CEO of Investment and Wealth Management of Mercshares and Merc-Safe. This office may be changed during the term of this Agreement by mutual consent of the parties. Mercshares, as the sole stockholder of Merc-Safe, agrees to elect Executive as a Director of Merc-Safe and will continue him as a Director of Merc-Safe throughout the period of his employment under this Agreement. Mercshares will present Executive to the Nominating and Corporate Governance Committee of its Board as a potential candidate for Board membership.

2.    Term . The term of this Agreement shall begin on January 1, 2005, and shall terminate on January 1, 2008; provided that the termination date shall be extended (but not beyond Executive’s retirement date) for one additional year on January 1, 2008 and on January 1 of each succeeding year, unless either Employer or Executive on or before the immediately preceding September 30 declines such an extension by written notice to the other party.

3.    Compensation . Executive shall be paid a base annual salary as determined by the Board of Directors of Mercshares from time to time, at a rate of not less than $750,000 per calendar year, subject to withholding for appropriate items. In no year shall his base salary be less than in the preceding year. Executive shall be eligible for a bonus of up to 100% of his base salary. Such bonus shall be determined in part under the Employer’s Annual Incentive Compensation Plan (“AICP”) and in part in as determined by the Employer’s Compensation Committee.

4.    Other Benefits . Executive shall be entitled to participate in, and to receive benefits under, any long-term incentive plan, deferred compensation plan, qualified retirement plan, profit sharing plan, savings plan, equity option plan, group life, disability, sickness, accident and health programs, or any other benefit plan or arrangement made available by Employer to its executives generally, subject to and on a basis consistent with the terms, conditions and overall administration of each such plan or arrangement. In addition, Executive shall be entitled to participate in a supplemental executive retirement plan, and to certain benefits under an Executive Severance Agreement among Executive, Mercshares and Merc-Safe dated January 1, 2005 (as such plan and agreement may be amended from time to time).

5.    Expenses . Employer shall reimburse Executive for all reasonable expenses incurred by Executive in connection with the business of the Employer, including expenses for entertainment (and any club memberships approved by the chief executive officer of Mercshares), travel and similar items, and will provide Executive, without charge, with the use of an automobile for business purposes, in accordance with Employer policy. Executive shall submit to Employer substantiation for reimbursable expenses.
6.    Vacation . Executive shall be entitled to a minimum of four weeks vacation each year.

7.    Scope of Employment . Executive shall perform the duties of Vice Chairman of Mercshares and Chairman and CEO of Investment and Wealth Management of Mercshares and Merc-Safe and associated services for affiliates as defined by Employer. The duties will include the executive leadership of the Investment and Wealth Management Division of Merc-Safe, or any designated successor division. Executive agrees to serve with undivided loyalty to Employer and to devote all of his working time and efforts in performance of such duties, except for attention to personal investments, participation in family business enterprises, outside directorships, and public service commitments, provided that none of the foregoing shall unreasonably interfere with his principal employment. Employer shall provide Executive with suitable office, secretarial and other support assistance appropriate to his position.

8.    Early Termination . This Agreement shall terminate prior to its specified expiration, as may be extended from time to time, on the occurrence of the death of Executive, or termination by the Employer for good cause. For purposes of this Agreement, good cause shall be limited to proven or admitted fraud or material illegal acts by Executive or a breach of any of Executive’s covenants of undivided loyalty to and the performance of duties for Employer, as set out in Section 7 of this Agreement. In addition, if Executive is unable to perform his duties of office by reason of illness or incapacity for a period of more than one hundred eighty (180) consecutive days, Employer shall be entitled to remove Executive from some or any of his offices; provided that Employer shall restore Executive to any such office if he shall become able to perform the duties of any such office at any time within the three hundred sixty-five (355) days next following his removal from any such office. Notwithstanding the provisions of Section 3 of this Agreement, in the event of Executive’s long-term disability as defined under Employer’s Disability Insurance Plan, Executive shall be compensated as provided under such Plan, as supplemented by Employer, and shall not receive his base salary or earn any bonus under this Agreement for the period of time that such disability shall continue.

In the event that this Agreement is terminated for good cause as herein provided, all obligations hereunder of Employer to Executive (other than for

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reimbursement of expenses incurred by Executive prior to termination and any employee benefits that are not extinguished by termination for cause) shall also simultaneously terminate forthwith.

In the event that Employer terminates Executive’s employment without good cause during the original or any extended term of this Agreement, all benefits (including salary) to Executive provided for in this Agreement shall continue until the expiration of the remaining term of this Agreement. To the extent that it shall not be practicable or legally feasible to continue any such benefit in the form provided for in this Agreement, Employer may provide an equivalent benefit in some other form or may pay or provide to Executive the economic value of such benefit.

9.    Non-Competition . Executive agrees that upon termination of his employment with Employer, he shall not engage in competitive activities in the State of Maryland or in contiguous states, or the District of Columbia, or in any other state in which any offices are maintained by Mercshares, Merc-Safe or affiliated entities, as an employee of, consultant to, or in any other comparable capacity with, any other banking institution, bank holding company, financial holding company, or entity engaged in furnishing investment advice or investment management services, for a period of two years following such termination. Executive agrees that Employer shall be entitled to injunctive relief, in lieu of or in addition to damages, for a violation by Executive of the provisions of this Section 9.

10.    Successors . This Agreement shall be binding upon and inure to the benefit of all successors of Employer, whether by merger, consolidation, reorganization, share exchange, transfer of assets or otherwise. This Agreement shall not be otherwise assignable by Employer except with the prior written consent of Executive. Executive shall not assign his rights or duties under this Agreement, except (a) as provided in Section 1 of this Agreement, and (b) as provided under any employee or executive benefit plan with Employer relating to Executive.

11.    Notices . All notices called for under this Agreement shall be in writing addressed to Employer at Two Hopkins Plaza, Baltimore, Maryland 21201, Attention: Corporate Secretary, and to Executive at Two Hopkins Plaza, Baltimore, Maryland 21201, or to such other address as either party may designate to the other in writing from time to time. Any such notice shall be effective when received or two (2) business days after mailing, postage prepaid, by first class, certified or registered mail, return receipt requested.

12.    Entire Agreement . This Agreement represents the entire agreement between the parties, and all prior representations, agreements and understandings between the parties as to its subject matter are of no further force or validity.

13.    Amendments . Any amendments to this Agreement must be in writing signed by both parties hereto.

14.    Governing Law . This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without reference to principles of conflict of laws.

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15.    Headings . The headings used in this Agreement are solely for convenience and are not to be used in the construction or interpretation hereof.

16.    Severability . In the event that one or more of the provisions of this Agreement are found to be unenforceable or illegal, the remaining provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF , the parties have executed this Executive Employment Agreement, as of the day and year first above written.

WITNESS:

/s/ John L. Unger            /s/ Jay M. Wilson (SEAL)
                                     JAY M. WILSON

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ATTEST:	MERCANTILE-SAFE DEPOSIT AND TRUST COMPANY

/s/ John L. Unger JOHN L. UNGER Secretary	By: /s/ Edward J. Kelly, III(SEAL) EDWARD J. KELLY, III Chairman and Chief Executive Officer

ATTEST:	MERCANTILE BANKSHARES CORPORATION

/s/ John L. Unger JOHN L. UNGER Secretary	By: /s/ Edward J. Kelly, III(SEAL) EDWARD J. KELLY, III Chairman, President and Chief Executive Officer

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